Exhibit 10.1

June 7, 2019

RE: Sheldon L. Bruha

Dear Sheldon,

On behalf of the Board of Directors of Frontier Communications Corporation (the “Company”), I am pleased to confirm the terms of your promotion effective June 3, 2019 to the position of Executive Vice President, Chief Financial Officer, continuing to report to Dan McCarthy, EVP, President and Chief Executive Officer.

Your executive compensation program includes four principle components:

1)	Annual base salary of $550,000 (less applicable taxes) paid on a semi-monthly basis.

2)

Cash bonus under the Frontier Bonus Plan (“FBP”) with an annual target incentive of 100% of your annual base salary (initially $550,000).  The actual award will be paid out based on Company and individual performance.

•

In 2019, the FBP payouts are based on quarterly results (in which the target bonus is one-quarter of your annual target, initially $137,500).  As such, you will be eligible to receive a quarterly bonus based on your new base salary and bonus target percent beginning with the second quarter in 2019.  For any 2019 payouts, this award is subject to a recapture provision such that, if you leave voluntarily or involuntarily for cause from now up until the earlier of the fourth quarter bonus payout or March 15, 2020, you will have to repay any awards paid for the second, third and fourth quarters of 2019 to the Company according to the provisions detailed in the Recapture Agreement as shown on Exhibit 1.

3)

Restricted Stock/Cash Awards.  The annual target for your position is currently $900,000.  This award is typically granted as restricted cash that vest in three equal annual installments (33.3% per year), commencing one year from the date of grant subject to continued employment and all other provisions of the grant agreement.  Annual grants are generally made in Mid-February of each year with the next grant date anticipated to be in February of 2020.  Frontier and its Board reserve the right to modify or discontinue the grants of restricted stock.

•

For 2019, you will be awarded a $550,000 Retention Award to be paid up-front in cash shortly after receipt of your fully executed Recapture Agreement in Exhibit 1.  This Retention Award is subject to recapture provisions such that, if you leave voluntarily or involuntarily for cause from now until February 12, 2022, you will have to repay all or a portion of the award to the Company according to the provisions detailed in the Recapture Agreement as shown on Exhibit 1.

4)

Long-Term Performance Awards under Frontier’s Long-Term Incentive Plan (the “LTIP”), with an annual performance target valued at $600,000. The LTIP target is an annual grant that is typically paid out based on Frontier’s performance over a three-year period (initially, 2020-2022). You will earn performance awards at the end of each three-year period based on Frontier’s performance over the three-year measurement period on the metrics for that award subject to continued employment and all other provisions of the grant agreement. Frontier and its Board reserve the right to modify or discontinue the grants of Long-Term Performance Awards.

•

For 2019, you will be awarded a Performance Retention Award (“PRA”) Target of $150,000 per quarter beginning in the second quarter of 2019 for a total target for the second, third and fourth quarters in 2019 of $450,000.  Any payouts will be in cash and based on quarterly goals and performance in the same manner and with the same metrics as your 2019 FBP Incentive. The PRA is subject to a recapture provision such that, if you leave voluntarily or involuntarily for cause from now until February 12, 2022, you will have to repay all or a portion of the award to the Company according to the provisions detailed in the Recapture Agreement as shown on Exhibit 1.

As part of this promotion, you will also be awarded a one-time grant of 100,000 restricted shares of stock, on June 6, 2019.  Restricted shares of common stock will vest in three equal annual installments (33.3% per year), commencing one year from the date of grant subject to continued employment and all other provisions of the grant agreement.

Your original Non-Disclosure Agreement dated November 27, 2017 continues to apply.

As a member of our Senior Leadership Team (SLT), you are also eligible to receive severance in the case of involuntary termination not for cause or voluntary termination for good reason in the amount and form as the other members of the SLT and as shown in Exhibit 2.

Frontier reserves the right to implement or discontinue executive compensation plans at its own discretion. Eligibility for any given plan does not guarantee award values since Frontier’s Executive Compensation Program is based on performance of Frontier and the executive. Further, awards are subject to the terms and conditions of Frontier’s compensation plans.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment. Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and plans and applicable Federal, State and local laws.

Congratulations on your promotion.    To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and email a scanned copy back to the Compensation team.  Please return the original signed offer letter as soon as convenient.

Sincerely,

Elisa Bannon-Jones

EVP, Chief Human Resources Officer

Frontier Communications Corporation

Acceptance of Offer

By signing below, I hereby agree to the provisions of this letter.  I understand that I will continue to be an at-will employee and I will not have a contract of employment with the Company for a specified period of time.  I further agree to abide by policies and procedures established by the Company.  I understand and agree that my signature below represents that I understand the terms outlined above and attached in Exhibits 1 and 2 and also signifies my willingness to abide by said terms both during and after my employment as may be applicable.  Additionally, by signing below, I hereby represent that I am not subject to any contractual restriction(s) with any current or former employer, or any other entity, that would prevent me from accepting this offer of employment without actual or possible breach of such contractual restriction(s).

/s/ Sheldon L. Bruha_____________________ _June 7, 2019________________

Sheldon L. BruhaDate

Exhibit 1

Recapture Agreement

2019 Frontier Bonus Plan (FBP), Performance Retention Award (PRA) and

Retention Award

This agreement is made as of June 6, 2019 (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and Sheldon L. Bruha (the “Grantee”). The Company and the Grantee agree as follows:

1.

FBP Awards.  Notwithstanding anything in the Frontier Bonus Plan to the contrary, the Grantee agrees to repay to the Company any payments that have been received by the Grantee for the second and third quarter performance during 2019 if the Grantee leaves voluntarily for any reason or involuntarily for Cause as defined in Section 5 below, in either case, before the earlier of March 15, 2020 or the payout of the fourth quarter 2019 bonus.  If the repayment is made during 2019, the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

2.

Performance Retention Award (PRA). The Performance Retention Award can be earned based on quarterly goals and performance in the same manner and with the same metrics as your 2019 FBP Incentive. Notwithstanding anything in the following sentence to the contrary, the Committee has implemented a recapture provision on this Award such that if you leave voluntarily for any reason or involuntarily for Cause, in either case, before the earlier of March 15, 2020 or the fourth quarter 2019 payment, if any, you must repay to the Company the sum of all 2019 PRA payouts you have received during the year.  Further, you must repay to the Company 2/3rd or 1/3rd of the Award if you leave voluntarily for any reason or involuntarily for Cause, in either case, between February 13, 2020 and February 12, 2021 (2/3 repayment) or February 13, 2021 and February 12, 2022 (1/3 repayment) as the case may be.  If the repayment is made during 2019, the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020 or later, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

3.

The Retention Award. The Retention Award will be fully paid to you shortly after the Company receives this fully executed Recapture Agreement from you. The Committee has implemented a recapture provision on this Award such that if you leave voluntarily for any reason or involuntarily for Cause, in either case, prior to February 12, 2020 you must repay to the Company the full Award value.  Further, you must repay to the Company 2/3rd or 1/3rd of the Award if you leave voluntarily for any reason or involuntarily for Cause, in either case, between February 13, 2020 and February 12, 2021 (2/3 repayment) or February 13, 2021 and February 12, 2022 (1/3 repayment) as the case may be.  If the repayment is made during 2019 the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020 or later, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

4.	Tax Withholding. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as the Company determines in its sole discretion may be required.

5.

Cause. “Cause” means your (a) willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe each failure with sufficient specificity to allow you to respond,

(b) willful or intentional conduct, including but not limited to Misconduct, that causes material and demonstrable injury, monetary or otherwise, to the Company or conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude. For these purposes, no act or failure to act on your part shall be considered “willful” or “intentional” unless it is done or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime; or (ix) engaging in any activity which constitutes gross misconduct including, but not limited to, sexual harassment.

6.

Death and Disability.  In the event of the Death or Disability of a Grantee during any or all of the recapture periods, any potential amounts to be recaptured will be forgiven.  For purposes of this section, Disability is defined as becoming eligible for Long-Term Disability payments under the Company’s Long-Term Disability program.

Acceptance

By signing below, I hereby agree to the provisions of this agreement.  I understand that I will not have a contract of employment with the Company for a specific period of time.  I further agree to abide by the policies and procedures established by the Company.

_____________________________ ___________________

Sheldon L. BruhaDate

Exhibit 2

Severance Agreement

June __, 2019

Sheldon L. Bruha

Chief Financial Officer

Frontier Communication Corporation

Dear Sheldon:

Frontier Communications Corporation has implemented a new severance arrangement reflecting changes in our compensation programs over the past few years.  As further detailed below, the severance arrangement that is reflected in this letter agreement (“Agreement”) fully replaces any previous severance arrangements you may have with the Company.

Upon your termination of employment with the Company, the Company will provide you with severance benefits pursuant to this agreement.

Your employment with the Company may be terminated by you or the Company for any reason upon 60 days advance notice (30 days advance notice in the event you resign for “Good Reason” or “CIC Good Reason” as defined below).

For each termination scenario below, you will be entitled to receive: (i) your base salary through the date of termination, (ii) any cash incentive earned for a previously completed performance period that has not yet been paid as of the date of termination, (iii) your accrued but unpaid vacation, and (iv) an amount equal to 3 months of medical coverage with the same subsidy you are receiving as an active employee.  Other key elements are shown below, with detail regarding payment provided later in this Agreement.

•

Without Cause or for Good Reason:  If the Company terminates your employment without Cause (as defined in Appendix A) or you resign your employment for Good Reason (as defined in Appendix A), you will be entitled to receive:

•	Periodic severance payments (with the same timing of regular salary payment intervals) totaling to one times your annual Base Salary in effect on the date of your employment termination.
•	Full vesting of the 2017 and 2018 outstanding unvested restricted stock awards;
•	Full vesting of 2017 and 2018 outstanding unvested long-term incentive program awards, calculated based on actual achievement with respect to the applicable performance goals
•	The 2019 cash-based Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required;
•	The 2019 cash-based Performance Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required; and,
•	The treatment of any future awards will be documented in those grant agreements.

•

Without Cause or for CIC Good Reason Post-CIC:  If, within one year following the date of a change in control (as defined in our Equity Plan), the Company terminates your employment without Cause, or if you resign your employment for CIC Good Reason (as defined in Appendix A), or such a termination or resignation occurs within the six-month period preceding a change in control and is related to the change in control, you will be entitled to receive the following as of the later of your termination of employment date or the date of the change in control:

•

A lump sum severance payment equal to two times the sum of (i) your annual Base Salary in effect on the date of your employment termination (or, if greater, at the time of the material decrease in your Base Salary that constitutes CIC Good Reason for your resignation), and (ii) your target Annual Bonus for the calendar year of your termination of employment (or, if greater, at the time of the material decrease in your target Annual Bonus that constitutes CIC Good Reason for your resignation);
•	Full vesting of the 2017 and 2018 outstanding unvested restricted stock awards;
•	Full vesting of 2017 and 2018 outstanding unvested long-term incentive program awards, calculated based on actual achievement with respect to the applicable performance goals
•	The 2019 cash-based Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required;
•	The 2019 cash-based Performance Retention Award repayment provisions will be forgiven and, as such, no repayment of awards will be required; and,
•	The treatment of any future awards will be documented in those grant agreements.

•

You must sign and not revoke a release of claims by the applicable deadline as a condition to receipt of the severance benefits (other than Base Salary earned through the date of termination and accrued but unpaid vacation).  The applicable deadline shall be 52 days after your termination of employment date (or in the case of severance related to a change in control, 52 days after the later of your termination employment date or the date of the change in control).

•

The benefits hereunder are designed so that the payments described above are either exempt from Section 409A of the Code, or are paid in compliance with Section 409A and the related Department of Treasury guidance (including but not limited to the six-month delay for payments to “specified employees” triggered by separation from service).

If you resign your employment without Good Reason or CIC Good Reason or the Company terminates your employment for Cause, you will be entitled to receive only the following: (i) your base salary through the date of termination, (ii) any annual cash incentive earned for a previously completed performance period that has not yet been paid as of the date of termination, and (iii) your accrued but unpaid vacation.  The Company shall not be obligated to provide any advance notice to you in the event it terminates your employment for Cause.

Indemnification

While employed pursuant to this agreement (and subsequently with respect to the period during which you were so employed), you shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder, but excluding indemnification for any violation of the Company’s code of conduct or Security and Exchange Commission requirements if it is a material violation, or if applicable law bars indemnification without regard to materiality).   The Company's obligation under this paragraph shall survive any termination of your employment or this Agreement.

Non-Competition/Non-Solicitation/Non-Disparagement

You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that, while employed by the Company and for a period of one year following any termination of your employment with the Company (the “Restricted Period”), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”),

•	Directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company:

•	Solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

•

Hire any such employee who was employed by the Company or its affiliates as of the date of your termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of your employment with the Company.

You shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the Company (any of the foregoing, a “Company Affiliate”) regarding (i) any of the foregoing’s financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company personnel, directors, officers, employees, attorneys, agents, that, in either case, is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate’s reputation in the business, industry or legal community in which any such Company Affiliate operates, and the Company shall not at any time (either by official Company action or through a director of the Company or an executive who is a senior vice president or above) issue any press release or make any public statement about you or your spouse that is intended or reasonably likely to disparage your reputation in the business, industry or legal community or otherwise degrade you or your spouse’s reputation or standing in their community; provided, that, you and the Company shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the other thereof, and (b) defend your or itself against any statement made by the other party (including those made by any Company Affiliate or by any person affiliated with you or your spouse) that is intended or reasonably likely to disparage or otherwise degrade that party’s reputation, but only if there is a reasonable belief that the statements made in such defense are not false statements, (c) while employed as an officer of the Company, make any statement that you determine in good faith is necessary or appropriate to the discharge of your duties as an officer of the Company, and (d) provide truthful testimony in any legal proceeding.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

You acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of this Agreement that appear under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, in the event of an alleged breach of this section by the Company, you shall not be required to post a bond in order to seek equitable relief or any other equitable remedy.

The foregoing provisions of this Agreement under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above will survive the termination of your employment with the Company for any reason.

Arbitration

Except for the rights to seek specific performance provided above, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by you relating to your employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in Connecticut. A court of competent jurisdiction may enter judgment upon the arbitrator's award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.

Amendment

The Committee may amend any term or provision of this Agreement with 12 months’ advance notice to you. This amendment right allows the Committee to ensure that your overall compensation, the current mix and weighting of compensation components, and the other terms of your employment are adjusted to reflect all of the relevant factors. These factors include, for example, changes in peer group practices, changes in institutional shareholder expectations, other external factors, and developments at the Company.  In addition, the Committee shall also have the right to amend any term or provision of this Agreement, with less than 12-months’ notice, to the extent that the Committee determines that the change is required by applicable law and that the time when the change is required does not permit 12 months’ notice.  In this case, the Committee will act reasonably, to the extent possible, to minimize the change and to hold you harmless in the aggregate.  In the event that it is necessary to materially reduce compensation on a Company-wide basis, the Committee is entitled to reduce your compensation on the same basis as compensation is reduced for other senior executives, with less than 12-months’ notice.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

Entire Agreement and Successors

This Agreement contains the entire understanding of the parties with respect to your potential severance benefits from the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  In addition, this Agreement supersedes entirely any previous severance arrangements between you and the Company.  Further, you expressly acknowledge and agree that this supersession applies without condition, including (without limitation) if you did not receive 12-months’ advance notice in accordance with your February 25, 2015 letter agreement with the Company.  Subject to the Company’s amendment right described above, this Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

This Agreement shall inure to the benefit of and be binding upon (i) the Company and its subsidiaries, and (ii) you and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this successor provision to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

Withholding Taxes

The Company may withhold from any amount payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 409A

This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code, and the Department of Treasury guidance thereunder (collectively, “Section 409A”) of each payment pursuant to this Agreement that qualifies as a short-term deferral under Section 409A or otherwise qualifies for exemption from Section 409A.  With respect to other amounts payable pursuant to this Agreement that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts and the Company’s and your exercise of authority or discretion under this Letter will comply with the provisions of Section 409A, so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  For this purpose, and except as otherwise provided below under this heading, each payment of continued Base Salary severance pay shall be paid at regular intervals in accordance with the Company’s standard payroll practices for the payment of base salary to executives, and each such payment and each payment of any other amounts shall be deemed a separate payment for purposes of Section 409A.

Accordingly, each payment of continued Base Salary severance pay and any single lump payment of severance pay that is payable and paid by March 15th of the year following your termination of employment (or in the case of payments related to a change in control, March 15th of the year following the later of your termination date or the date of the change in control) is intended to be exempt from Section 409A as a short-term deferral.  In addition, each payment of continued Base Salary severance pay that is not exempt from Section 409A under the prior payment and that is also not part of the first six months of continued Base Salary severance pay, is intended to be exempt from Section 409A to the maximum extent possible, under the exemption for separation pay in Treas. Reg. § 1.409A-1(b)(9)(iii).  Any remaining continued Base

Salary severance pay shall comply with the Section 409A payment rules.  For this purpose, the Section 409A payment rules require that, when this Agreement provides for payment upon your termination of employment, (i) this Agreement shall be understood to require payment upon your “separation from service” within the meaning of Section 409A, and (ii) if you are a “specified employee” on the date of your termination of employment, payment shall not be made earlier than six months after such termination of employment (provided that if you die after the date of the termination of employment but before payment has been made, payment will be made to your estate without regard to such six-month delay).  The group of “specified employees” shall be determined in accordance with the Company’s then generally applicable rules for determining specified employees in accordance with Section 409A. Otherwise, such payments shall comply by being paid at the regular payment interval, as scheduled.

Similarly, all equity awards subject to this Agreement that may be exempt from Section 409A shall be exempt, and to the extent not exempt shall be paid in accordance with Section 409A based on the terms of the applicable award agreements and the Equity Plan.

To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if you incur the corresponding expense during your employment with the Company (or, for legal expenses subject to reimbursement under the “Legal Fees” heading above, during calendar year 2019) and submit the request for reimbursement to the Company no later than three months prior to the last day of the calendar year following the calendar year in which you incur the expense so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which you incur the expense; the amount of expenses eligible for reimbursement during a calendar year will not affect the amount of expenses eligible for reimbursement in another calendar year; and your right to reimbursement is not subject to liquidation or exchange for another benefit from the Company.

Payments of continued Base Salary severance pay that are payable based on your death, your termination of employment or the date of a change in control shall commence within 30 days of the date of death, termination or change in control (as applicable) and, as necessary, shall then be paid retroactively back to the first payroll date following the date of death, termination or change in control.  Notwithstanding the preceding sentence, no payment shall be made until the required release has been received (and any revocation period has expired), and to the extent any payment related to termination of employment is subject to a required six-month delay, such six-month delay shall apply.  Once the release requirement is met or the six-month delay is completed, payment shall be made retroactively back to the first payroll date following the termination of employment.

Acknowledgment and Acceptance

Please do not hesitate to contact me with any questions regarding this Severance Agreement.  To acknowledge your acceptance of this program, please sign the bottom of this Agreement and email a complete scanned copy back to me directly, which you agree is valid and binding just like the signed original.

Sincerely,

/s/ Elisa Bannon-Jones

Elisa Bannon-Jones

Chief Human Resources Officer

Frontier Communications Corporation

Acceptance

By signing below, I hereby agree to the provisions of this Agreement. I understand that I will not have a contract of employment with the Company for a specified period of time.  I further agree to abide by policies and procedures established by the Company.

________________________________________                   ________________________

Sheldon L. Bruha   Date

Appendix A

The following are definitions for purposes of this Agreement.

“Cause” means your:

•

Willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe such failure with sufficient specificity to allow you to respond;

•	Willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company;

•	Conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; or

•

A material violation of the Company’s code of conduct (“Misconduct”), subject to reasonable notice and opportunity to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board).

“Misconduct” means any of the following, as determined by the Compensation Committee in good faith:

•

Violating any agreement between the Company and you, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services;

•

Competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services,

•	Violating the Company’s Code of Business Conduct and Ethics;

•

Making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy;

•	Improperly disclosing or otherwise misusing any confidential information regarding the Company;

•	Unlawful trading in the Company’s securities or of another company based on information gained as a result of your employment or other relationship with the Company;

•	Engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company;

•	Commission of a felony or other serious crime; or

•	Engaging in any activity which constitutes gross misconduct including, but not limited to, sexual harassment.

“Good Reason” means:

•	The material failure of the Company to pay or cause to be paid your Base Salary or Annual Bonus;

•

Any substantial and continuing diminution in your position, authority or responsibilities in effect immediately prior to such diminution, including a requirement that you report to a corporate officer or an employee instead of reporting directly to the Board;

•

A relocation of your principal office location of more than 50 miles from the Company’s Norwalk, Connecticut headquarters or a relocation of your principal office location of a shorter distance that the Committee determines causes you material hardship; or

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A material decrease by the Company of your Base Salary or target Annual Bonus in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2) (other than a decrease pursuant to an amendment that does not require 12-months’ notice).

In addition to the above definition of “Good Reason”, for the purposes of “CIC Good Reason”, the following conditions shall also be conditions that constitute “Good Reason”:

•	A material decrease in your aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2);

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A material diminution in your reporting relationships, duties or responsibilities, including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company; or

•	A successor to the Company failing to expressly assume this severance pay arrangement.

Notwithstanding the foregoing, in connection with a resignation for either “Good Reason” or “CIC Good Reason”, your resignation will only qualify as being for “Good Reason” or for “CIC Good Reason” (as applicable) if:

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Within 90 days of the initial existence of a condition listed above, you provide notice to the Company of the existence of a supposedly qualifying condition and the related circumstances that cause it to qualify, and

•	Within 30 days after such notice the Company does not remedy the condition.